UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

March 12, 2010

REAL VALUE ESTATES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53466	26-1616719
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3970 Casa Blanca Road

Reno, Nevada, 89502

Address of principal executive offices)

775-200-0505

 (Registrant's telephone number, including area code)

Copies to:

Jeffrey G. Klein, P.A.

2600 North Military Trail

Suite 270

Boca Raton, Florida  33498

Tel: (561) 997-9920

Fax: (561)998-9557

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Forward Looking Statements

Certain statements included in this Form 8-K regarding Real Value Estates, Inc. ( “Company”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company. These forward-looking  statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ.

Section 1-Registrant’s Business and Operations

Item 1.01 Entry into a material Definitive Agreement

On March 12, 2010 the Company entered into a Share Exchange Agreement (the “Agreement” or the “Transaction”) with Global Power and Water Industries, Inc. (“Global Power”) which provides in part for us to acquire all of the issued and outstanding shares of common stock of Global Power in exchange for up to 800 million shares of our common stock. The number of shares to be issued to the Global Power shareholders is subject to further discussions and assumes that we have forward split our common stock as more fully set forth in the Agreement.

Closing of the Transaction will take place on or about August 31, 2010 and will be subject to compliance with certain conditions precedent including but not limited to satisfactory completion of all due diligence matters by both parties and delivery of audited financial statements by Global Power.

For more detailed information regarding the transaction, you are urged to review the Share Exchange Agreement which is being filed as an Exhibit to this Form 8-K.

Global Power is a privately held company whose goal is to take advantage of emerging opportunities in the field of solar energy.  The company’s initial focus will be the development and installation of high-efficiency concentrator solar cell arrays, thermal electric technologies and advanced tracking systems.  Global Power’s initial focus will be in China.

Item 9.01 Financial Statements and Exhibits.

Exhibit:  10.1:  Share Exchange Agreement

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 12, 2010

REAL VALUE ESTATES, INC. BY: /S/ Dennis T. Kushner —————————————— Name: Dennis T. Kushner Title: President